Exhibit 99.1
AUDIT COMMITTEE CHARTER
Adopted by the Board of Directors of Laserscope on December 21, 2005
Purpose
     The purpose of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of Laserscope (the “Company”) is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements and the effectiveness of the Company’s internal control over financial reporting. Notwithstanding the foregoing, however, the Committee is not responsible for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.
Composition
     The Committee shall be composed of three or more directors, as determined by the Board. The composition of the Committee shall satisfy the applicable SEC and Nasdaq requirements. At least one member of the Committee shall be an “audit committee financial expert,” as that term is defined by applicable SEC rules.
Responsibilities
     The Committee is charged by the Board with the responsibility to:
     1. Appoint and provide for the compensation of an independent registered public accounting firm to serve as the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the shareholders.
     2. Ensure the receipt of, and evaluate the written disclosures and the letter that the independent auditor submits to the Committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor, oversee the independence of the independent auditor and, if so determined by the Committee in response to such reports, take appropriate action to address issues raised by such evaluation.
     3. Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.
     4. Instruct management and the independent auditor that the Committee expects to be informed if there are any subjects that require special attention or if any significant deficiencies or material weaknesses to the system of internal control over financial reporting are identified.

Review with management and the independent auditor any material changes to the system of internal control over financial reporting.
     5. Instruct the independent auditor to report to the Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor, and other material written communication between the independent auditor and management, and discuss these matters with the independent auditor and management.
     6. Meet with management and the independent auditor, together and separately, to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal controls, and the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the SEC; and the appropriateness of the presentation of any non-GAAP financial measures included in any report filed with the SEC or in any public disclosure or release.
     7. Review and discuss with management and the independent auditor management’s report on internal control over financial reporting, and the independent auditor’s audit of the effectiveness of the Company’s internal control over financial reporting and its attestation report, prior to the filing of the Form 10-K.
     8. Review the management letter delivered by the independent auditor in connection with the audit.
     9. Following such review and discussions, if so determined by the Committee, recommend to the Board that the annual financial statements be included in the Company’s annual report on Form 10-K.
     10. Meet quarterly with management and the independent auditor to discuss the quarterly financial statements prior to the filing of the Form 10-Q; provided that this responsibility may be delegated to the chairman of the Committee or a member of the Committee who is a financial expert.
     11. Meet at least once each year in separate executive sessions with management and the independent auditor to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed privately.
     12. Have such direct and independent interaction with members of management, including the Company’s chief financial officer and chief accounting officer, as the Committee believes appropriate.
     13. Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor or management.

     14. Conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.
     15. Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.
     16. At least annually, review and reassess this Charter and, if appropriate, recommend changes to the Board.
     17. Prepare the Committee report required to be included in the Company’s annual proxy statement.
     18. Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
     19. Approve, in accordance with Sections 10A(h) and (i) of the Exchange Act, the Regulations and the Auditing Standards of the Public Company Accounting Oversight Board, all professional services, to be provided to the Company by its independent auditor, provided that the Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Committee may adopt policies and procedures for the approval of such services which may include delegation of authority to a designated member or members of the Committee to approve such services so long as any such approvals are disclosed to the full Committee at its next scheduled meeting.
     20. Review and approve all related party transactions.
     21. Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of assets of the Company, and consider the results of any of the review of these areas by the independent auditor.
Authority
     By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:
     1. Perform each of the responsibilities of the Committee described above.
     2. Appoint a chair of the Committee, unless a chair is designated by the Board.
     3. Engage and oversee independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities.
     4. Cause the officers of the corporation to provide such funding as the Committee shall determine to be appropriate for payment of compensation to the Company’s independent auditor and any legal counsel or other advisers engaged by the Committee, and payment of ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

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